Exhibit T3A.2

CERTIFICATE OF INCORPORATION

OF

AEGERION PHARMACEUTICALS HOLDINGS, INC.

ARTICLE I

The name of the corporation is AEGERION PHARMACEUTICALS HOLDINGS, INC. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is I 00 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend and repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)          To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)          The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)         Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Vil, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise. prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The name and mailing address of the incorporator are as follows:

Alicia M. Smith
Ropes & Gray
Prudential Tower
800 Boylston Street
Boston, MA 02199

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THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 17th day of September, 2012.

/s/ Alicia M. Smith
Alicia M. Smith
Sole Incorporator